Exhibit 99.1

Real Goods Solar Completes $20 Million Public Offering of Units

LOUISVILLE, CO, November 20, 2013 – Real Goods Solar, Inc. (NASDAQ: RSOL), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, has completed the previously announced offering of 5,900,000 units consisting of its class A common stock and Class A common stock warrants in an underwritten public offering at a price of $3.40 per unit. Each unit consisted of one share of Class A common stock and one warrant to purchase 0.85 of a share of Class A common stock. The warrants have a term of five and one-half years and are initially exercisable beginning one year after the closing date. The warrants have an exercise price of $3.41 per share.

The net offering proceeds to Real Goods Solar from the sale of the units is approximately $18.4 million, after deducting underwriting discounts, commissions and other estimated offering expenses.

“These funds substantially strengthen our balance sheet allowing us to accelerate growth in key residential and commercial markets,” said Real Goods Solar CEO Kam Mofid. “We will also be able to continue to invest in and enhance our sales and project development capabilities while increasing our overall operational and system deployment capacity.”

“Attractive customer economics and the environmental benefits of solar create a compelling case for continued growth in the sector,” continued Mofid. “We are excited to play a significant role in bringing 100% clean and renewable energy to businesses and consumers.”

Cowen and Company, LLC acted as the sole book-running manager for the offering.

The offering was conducted via a shelf registration statement on Form S-3 (No. 333-190050) including a base prospectus, previously filed and declared effective by the Securities and Exchange Commission (SEC). The final prospectus supplement related to the offering was filed with the SEC on November 15, 2013 and is available on the SEC’s website located at www.sec.gov. The shares of common stock issuable upon exercise of the warrants, or warrant shares, are not registered under a registration statement or the prospectus supplement. Real Goods Solar has agreed to file a registration statement covering the issuance of the warrant shares prior to the time the warrants become exercisable.

About Real Goods Solar, Inc.

Real Goods Solar, Inc. (NASDAQ: RSOL) is one of the nation’s pioneering solar energy companies serving commercial, residential, and utility customers. Beginning with one of the very first photovoltaic panels sold to the public in the U.S. in 1978, the company has installed more than 16,000 solar power systems representing well over 120 megawatts of 100% clean renewable energy. Real Goods Solar makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. As one of the nation’s largest and most experienced solar power players, the company has 17 offices across the West and the Northeast. It services the commercial and utility markets through its RGS Energy division. For more information, visit RealGoodsSolar.com or RGSEnergy.com, on Facebook at www.facebook.com/realgoodssolar and on Twitter at www.twitter.com/realgoodssolar.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the failure to close the Mercury acquisition, possibility of negative economic conditions and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Media and Investor Relations Contact

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RSOL@liolios.com